Exhibit 99

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com
Spirit AeroSystems Holdings, Inc. Reports Fourth Quarter and Full-Year 2009 Financial Results; Provides 2010 Financial Guidance
•	Full-year 2009 revenues of $4.079 billion; Operating income of $303 million

•	Full-year 2009 fully diluted earnings per share of $1.37 per share; Fourth quarter results include ($0.17) per share primarily related to unfavorable contract adjustments impacting 737/747 accounting block closure and lower CH-53K profitability

•	Cash and cash equivalents were $369 million at year-end

•	Total backlog of approximately $28.0 billion

•	2010 Guidance: Revenue between $4.0 — $4.2 billion and fully diluted earnings per share between $1.50 and $1.70 per share
     Wichita, Kan., February 4, 2010 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported fourth quarter and full-year 2009 financial results reflecting fourth quarter revenue and earnings growth but an overall decline in full-year earnings. Full-year 2009 ship set deliveries for large commercial aircraft increased from 2008 resulting in higher revenues, while full-year income declined as a result of charges recorded in the second quarter, unfavorable contract adjustments in the fourth quarter, and challenges on certain development programs.
     The current quarter results reflect a pre-tax $34 million, or $0.17 per share, unfavorable cumulative catch-up adjustment charge associated with changes in contract profitability estimates. These estimates related primarily to higher than forecasted costs on contract blocks completed in December 2009 and higher than expected costs on the Sikorsky CH-53K program.
Table 1. Summary Financial Results (unaudited)

	4th Quarter			Twelve Months
($ in millions, except per share data)	2009	2008	Change	2009	2008	Change
Revenues	$1,078	$646	67%	$4,079	$3,772	8%
Operating Income	$85	$28	201%	$303	$406	(25%)
Operating Income as a % of Revenues	7.9%	4.4%	350 BPS	7.4%	10.8%	(340) BPS
Net Income	$50	$20	153%	$192	$265	(28%)
Net Income as a % of Revenues	4.6%	3.1%	150 BPS	4.7%	7.0%	(230) BPS
Earnings per Share (Fully Diluted)	$0.36	$0.14	157%	$1.37	$1.91	(28%)
Fully Diluted Weighted Avg Share Count	140.2	139.2		139.8	139.2

     Spirit’s fourth quarter 2009 revenues increased to $1.078 billion, up 67 percent from the same period last year, primarily due to schedule recovery from the Machinists’ strike at Boeing which negatively impacted fourth quarter 2008 deliveries. Full-year 2009 revenues grew 8 percent to $4.079 billion, up from $3.772 billion in 2008 as total deliveries for large commercial aircraft increased in 2009. (Table 1)
     Operating income increased to $85 million in the fourth quarter of 2009, up from $28 million in the same period a year ago, as current year deliveries to Boeing more than doubled following recovery from the 2008 Machinists’ strike at Boeing. Full-year 2009 operating income decreased to $303 million, down from $406 million in 2008, due primarily to charges recorded in the second quarter and unfavorable contract adjustments in the fourth quarter of 2009.
     Fourth quarter net income was $50 million, or $0.36 per fully diluted share compared to $20 million, or $0.14 per fully diluted share, for the same period in 2008. Full-year 2009 net income was $192 million, or $1.37 per fully diluted share compared to $265 million, or $1.91 per fully diluted share, for 2008.
     “For Spirit, 2009 financial results were disappointing. In a year marked by continued strong demand for our core products and by important milestones, the Company’s profitability was well below our expectations. During the year we encountered challenges on new programs and faced cost pressures on our core programs as we recovered from the IAM strike at Boeing early in the year and began transitioning resources between programs late in the year,” said President and Chief Executive Officer Jeff Turner. “Looking through the challenges, the core business continues to perform and we made progress on our development programs,” Turner added. Four of Spirit’s new programs entered the flight test phase in the fourth quarter of 2009. Programs now in the flight test development phase include the Boeing 787, the Gulfstream G250, the Gulfstream G650 and the Rolls-Royce BR725. Additionally, we have two more programs scheduled to enter flight test this year. “It’s truly exciting to be a part of the progress our customers are making and to be a part of the next generation of large commercial and business jet products,” Turner continued.
     “Our core business delivered a record number of ship sets to customers as we concluded our initial contract accounting blocks on the 737 and 747 programs. While we made good progress over the last four years on improving costs and efficiencies, we didn’t achieve all of the anticipated improvements in the current contract blocks as we began transitioning resources from declining volume programs to increasing volume programs. Continued productivity improvement across the core business remains a high priority, as is a continued focus on execution and managing design evolution for new programs while meeting our customer requirements,” Turner stated.

     “The long-term outlook for commercial aerospace remains attractive,” Turner said, “placing our company in a strong competitive position to generate long-term value for our shareholders. Over the next twenty-four months we will focus on improving profitability and successfully completing many of our development program efforts while driving long-term value for our customers, employees, and shareholders.”
     Spirit’s backlog at the end of the 2009 was $28.0 billion, down 1 percent for the quarter and 12 percent from year-end 2008, as 2009 Airbus and Boeing deliveries exceeded orders. Spirit calculates its backlog based on contractual prices for products and volumes from the published firm order backlogs of Airbus and Boeing, along with firm orders from other customers.
     Spirit updated its contract profitability estimates during the fourth quarter of 2009, resulting in a pre-tax $34 million ($0.17 per share) unfavorable cumulative catch-up adjustment. Approximately $26 million pre-tax ($0.13 per share) is mainly associated with the 737 and 747 contract accounting block closure adjustments. Additionally, the Sikorsky CH-53K program, which is in the Systems Development and Demonstration (SDD) phase, accounted for $8 million ($0.04 per share) of charge due to additional costs supporting a weight improvement plan.
     Cash flow from operations was $197 million for the fourth quarter and ($14) million for the full-year 2009, compared to $64 million for the fourth quarter and $211 million for the full-year 2008. The company’s cash flow shift is primarily driven by the combined change in customer advances and deferred revenue partially offset by lower net inventory values, increased accounts payable, and lower accounts receivable. (Table 2)
Table 2. Cash Flow and Liquidity

	4th Quarter		Twelve Months
($ in millions)	2009	2008	2009	2008
Cash Flow from Operations	$197	$64	($14)	$211
Purchases of Property, Plant & Equipment	($70)	($61)	($228)	($236)

	December 31,	December 31,
Liquidity	2009	2008
Cash	$369	$217
Total Debt	$894	$588

     Cash balances at the end of the year were $369 million, up $152 million from a year ago, largely reflecting the proceeds generated from the issuance of the $300 million senior unsecured notes in the third quarter of 2009, and receipt of planned non-recurring contract payments associated with our development programs, partially offset by continued investment in our new programs. At the end of the fourth quarter of 2009, the company’s $729 million revolving credit facility remained undrawn. The facility will step down to $409 million in capacity in June 2010, with approximately $17 million of the credit facility reserved for financial letters of credit. Debt balances at the end of the fourth quarter were $894 million, up $306 million from the end of 2008, reflecting the associated debt for the unsecured notes.
     The company’s credit ratings remained unchanged at the end of the fourth quarter of 2009 with a BB rating at Standard & Poor’s and a Ba3 rating at Moody’s.
2010 Outlook
     Spirit revenue guidance for the full-year 2010 is expected to be between $4.0 and $4.2 billion based on Boeing’s 2010 delivery guidance of 460 — 465 aircraft; anticipated B787 deliveries; expected Airbus deliveries in 2010 of approximately 480 — 490 aircraft; internal Spirit forecasts for non-OEM production activity and other customers; and foreign exchange rates consistent with fourth quarter 2009 levels.
     Fully diluted earnings per share guidance for 2010 is expected to be between $1.50 and $1.70 per share reflecting margin headwind in the next contract accounting blocks driven by volume and model mix, increased depreciation expense, lower pension income, and increased interest expense.
     Cash flow from operations, less capital expenditures, is expected to be approximately ($250) million use of cash in the aggregate, with capital expenditures of approximately $325 million. Capital expenditures in 2010 include approximately $100 million of tooling associated with the Airbus A350 XWB program. Cash flow from operations, less capital expenditures, is expected to be significantly improved in 2011. (Table 3)
     Risk to our financial guidance includes: reduced demand for our core products; higher than forecasted costs to develop new programs; our ability to achieve anticipated productivity and cost improvements; resolution of certain 787 assertions; and labor negotiations.

Table 3. Financial Outlook

	2009 Actual		2010 Guidance
Revenues	$4.1 billion		$4.0 - $4.2 billion
Earnings Per Share (Fully Diluted)	$1.37		$1.50 - $1.70
Cash Flow From Operations	($14) million	}	($250M) with ~$325 million of Capital Expenditures
Capital Expenditures	$228 million
Customer Reimbursement	$115 million		N/A

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: our ability to continue to grow our business and execute our growth strategy, including the timing and execution of new programs; our ability to perform our obligations and manage costs related to our new commercial and business aircraft development programs; reduction in the build rates of certain Boeing aircraft including, but not limited to, the B737 program, the B747 program, the B767 program and the B777 program, and build rates of the Airbus A320 and A380 programs, which could be negatively impacted by continuing weakness in the global economy and economic challenges facing commercial airlines, and by a lack of business and consumer confidence and the impact of continuing instability in the global financial and credit markets; declining business jet manufacturing rates and customer cancellations or deferrals as a result of the weakened global economy; the success and timely execution of key milestones such as first flight, certification, and delivery of Boeing’s new B787 and Airbus’ new A350 XWB (Xtra Wide-Body) aircraft programs, including receipt of necessary regulatory approvals and customer adherence to their announced schedules; our ability to enter into supply arrangements with additional customers and the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; any adverse impact on the demand for air travel or our operations from the outbreak of diseases such as the influenza outbreak caused by the H1N1 virus, avian influenza, severe acute respiratory syndrome or other epidemic or pandemic outbreaks; returns on pension plan assets and impact of future discount rate changes on pension obligations; our ability to borrow additional funds or refinance debt; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws, the Foreign Corrupt Practices Act, environmental laws and agency regulations, both in the U.S. and abroad; the cost and availability of raw materials and purchased components; our ability to successfully extend or renegotiate our primary collective bargaining contracts with our labor unions; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; our exposure under our revolving credit facility to higher interest payments should interest rates increase substantially; the outcome or impact of ongoing or future litigation and regulatory actions; and our exposure to potential product liability and warranty claims. These factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Appendix
Segment Results
Fuselage Systems
     Fuselage Systems segment revenues for the fourth quarter of 2009 were $506.0 million, up 75.6 percent over the same period last year, as deliveries in the prior year quarter were negatively impacted by the Machinists’ strike at Boeing. Operating margin for the fourth quarter of 2009 was 11.5 percent which includes an unfavorable cumulative catch-up adjustment of $21 million. The fourth quarter of 2008 realized an operating margin of 11.3 percent and an unfavorable cumulative catch-up adjustment of $8 million.
Propulsion Systems
     Propulsion Systems segment revenues for the fourth quarter of 2009 were $257.9 million, up 53.0 percent over the same period last year as deliveries in the prior year quarter were negatively impacted by the Machinists’ strike at Boeing. Operating margin for the fourth quarter of 2009 was 9.8 percent, down from 12.6 percent in the fourth quarter of 2008, as an unfavorable cumulative catch-up adjustment of $8 million and lower aftermarket sales were realized during the quarter. During the fourth quarter of 2008, the segment realized an unfavorable $7 million cumulative catch-up adjustment.
Wing Systems
     Wing Systems segment revenues for the fourth quarter of 2009 were $311.5 million, up 71.1 percent over the same period last year as increased deliveries to Airbus and Boeing more than offset fewer Hawker 850XP deliveries. Operating margin for the fourth quarter of 2009 was 10.7 percent which includes an unfavorable cumulative catch-up adjustment of $5 million. The fourth quarter of 2008 realized significantly lower operating margin of 4.1 percent largely due to an unfavorable cumulative catch-up adjustment of $12 million.

Table 4. Segment Reporting

	(unaudited)				(unaudited)
	4th Quarter				Twelve Months
($ in millions)	2009	2008	Change		2009	2008	Change

Segment Revenues
Fuselage Systems	$506.0	$288.2	75.6%		$2,003.6	$1,758.4	13.9%
Propulsion Systems	$257.9	$168.6	53.0%		$1,030.0	$1,031.7	(0.2%)
Wing Systems	$311.5	$182.1	71.1%		$1,024.4	$955.6	7.2%
All Other	$2.3	$7.2	(68.1%)		$20.5	$26.1	(21.5%)

Total Segment Revenues	$1,077.7	$646.1	66.8%		$4,078.5	$3,771.8	8.1%

Segment Earnings from Operations
Fuselage Systems	$58.2	$32.6	78.5%		$287.6	$287.6	0.0%
Propulsion Systems	$25.4	$21.3	19.2%		$122.6	$162.2	(24.4%)
Wing Systems	$33.4	$7.4	351.4%		$20.7	$99.7	(79.2%)
All Other	($0.4)	$0.2	(300.0%)		($1.4)	$0.3	(566.7%)

Total Segment Operating Earnings	$116.6	$61.5	89.6%		$429.5	$549.8	(21.9%)

Unallocated Corporate SG&A Expense	($29.8)	($32.0)	(6.9%)		($122.7)	($141.7)	(13.4%)
Unallocated Research & Development Expense	($1.9)	($1.3)	46.2%		($3.5)	($2.4)	45.8%

Total Earnings from Operations	$84.9	$28.2	201.1%		$303.3	$405.7	(25.2%)

Segment Operating Earnings as % of Revenues
Fuselage Systems	11.5%	11.3%	20	BPS	14.4%	16.4%	(200	) BPS
Propulsion Systems	9.8%	12.6%	(280)	BPS	11.9%	15.7%	(380	) BPS
Wing Systems	10.7%	4.1%	660	BPS	2.0%	10.4%	(840	) BPS
All Other	(17.4%)	2.8%	(2,020)	BPS	(6.8%)	1.1%	(790	) BPS

Total Segment Operating Earnings as % of Revenues	10.8%	9.5%	130	BPS	10.5%	14.6%	(410	) BPS

Total Operating Earnings as % of Revenues	7.9%	4.4%	350	BPS	7.4%	10.8%	(340	) BPS
Contact information:
Investor Relations: Alan Hermanson (316) 523-7040
Media: Debbie Gann (316) 526-3910
On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries
(One Ship Set equals One Aircraft)
2008 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2008

B737	93	95	87	42	317
B747	4	7	4	1	16
B767	3	3	3	1	10
B777	20	22	18	8	68
B787	1	1	1	—	3

Total	121	128	113	52	414

A320 Family	95	95	90	87	367
A330/340	24	21	23	22	90
A380	4	2	4	6	16

Total	123	118	117	115	473

Hawker 850XP	15	24	24	28	91

Total Spirit	259	270	254	195	978

2009 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2009

B737	74	96	93	87	350
B747	3	1	3	4	11
B767	3	3	3	3	12
B777	21	21	21	19	82
B787	2	2	2	5	11

Total	103	123	122	118	466

A320 Family	105	101	94	108	408
A330/340	26	23	28	23	100
A380	—	2	5	4	11

Total	131	126	127	135	519

Hawker 850XP	18	13	6	7	44

Total Spirit	252	262	255	260	1,029

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
	($ in millions, except per share data)
Net Revenues	$1,077.7	$646.1	$4,078.5	$3,771.8
Operating costs and expenses:
Cost of sales	944.2	567.1	3,581.4	3,163.2
Selling, general and administrative	33.5	35.5	137.1	154.5
Research and development	15.1	15.3	56.7	48.4

Total Operating Costs and Expenses	992.8	617.9	3,775.2	3,366.1
Operating Income	84.9	28.2	303.3	405.7
Interest expense and financing fee amortization	(14.5)	(9.7)	(43.6)	(39.2)
Interest income	0.8	3.5	7.0	18.6
Other income, net	0.9	(2.1)	6.1	(1.2)

Income Before Income Taxes and Equity in Net Income of Affiliate	72.1	19.9	272.8	383.9
Income tax provision	(22.1)	(0.1)	(80.9)	(118.5)

Income Before Equity in Net Loss of Affiliate	50.0	19.8	191.9	265.4
Equity in net loss of affiliate	—	—	(0.2)	—

Net Income	$50.0	$19.8	$191.7	$265.4

Earnings per share
Basic	$0.36	$0.14	$1.39	$1.94
Shares	137.2	137.0	138.3	137.0

Diluted	$0.36	$0.14	$1.37	$1.91
Shares	140.2	139.2	139.8	139.2

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
	2009	2008
	($ in millions)
Current assets
Cash and cash equivalents	$369.0	$216.5
Accounts receivable, net	160.4	149.3
Current portion of long-term receivable	—	108.9
Inventory, net	2,206.9	1,882.0
Other current assets	116.6	76.6

Total current assets	2,852.9	2,433.3
Property, plant and equipment, net	1,279.3	1,068.3
Pension assets	171.2	60.1
Other assets	170.4	198.6

Total assets	$4,473.8	$3,760.3

Current liabilities
Accounts payable	$441.3	$316.9
Accrued expenses	165.5	161.8
Current portion of long-term debt	9.1	7.1
Advance payments, short-term	237.4	138.9
Deferred revenue, short-term	107.1	110.5
Other current liabilities	21.8	8.1

Total current liabilities	982.2	743.3
Long-term debt	591.1	580.9
Bond payable, long-term	293.6	—
Advance payments, long-term	727.5	923.5
Deferred revenue and other deferred credits	46.0	58.6
Pension/OPEB obligation	62.6	47.3
Other liabilities	197.0	109.2
Shareholders’ equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 105,064,247 and 103,209,466 issued and outstanding, respectively	1.0	1.0
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 35,669,740 and 36,679,760 shares issued and outstanding, respectively	0.4	0.4
Additional paid-in capital	949.8	939.7
Noncontrolling interest	0.5	0.5
Accumulated other comprehensive loss	(59.7)	(134.2)
Retained earnings	681.8	490.1

Total shareholders’ equity	1,573.8	1,297.5

Total liabilities and shareholders’ equity	$4,473.8	$3,760.3

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Twelve Months Ended
	December 31,	December 31,
	2009	2008
	($ in millions)
Operating activities
Net income	$191.7	$265.4
Adjustments to reconcile net income to net cash provided (used in) by operating activities
Depreciation expense	123.0	122.4
Amortization expense	10.8	9.4
Accretion of long-term receivable	(6.5)	(16.2)
Employee stock compensation expense	10.1	15.7
Loss from the ineffectiveness of hedge contracts	—	0.4
Amortization of bond discount	0.2	—
(Gain) loss from foreign currency transactions	(4.5)	6.8
Loss on disposition of assets	0.1	0.3
Deferred taxes	28.7	(2.8)
Pension and other post-retirement benefits, net	2.2	(28.0)
Grant income	(1.9)	—
Equity in net income of affiliate	0.2	—
Changes in assets and liabilities
Accounts receivable	(8.2)	15.3
Inventory, net	(320.7)	(570.0)
Accounts payable and accrued liabilities	125.7	(38.6)
Advance payments	(97.5)	341.4
Deferred revenue and other deferred credits	(14.8)	93.7
Other	(52.5)	(4.5)

Net cash provided by (used in) operating activities	(13.9)	210.7

Investing activities
Purchase of property, plant and equipment	(228.2)	(235.8)
Long-term receivable	115.4	116.1
Other	0.4	(0.1)

Net cash (used in) investing activities	(112.4)	(119.8)

Financing activities
Proceeds from revolving credit facility	300.0	175.0
Payments on revolving credit facility	(300.0)	(175.0)
Proceeds from issuance of debt	6.9	10.3
Proceeds from issuance of bonds	293.4	—
Proceeds from government grants	0.7	15.9
Principal payments of debt	(7.6)	(15.9)
Debt issuance and financing costs	(17.3)	(6.8)

Net cash provided by financing activities	276.1	3.5

Effect of exchange rate changes on cash and cash equivalents	2.7	(11.3)

Net increase (decrease) in cash and cash equivalents for the period	152.5	83.1
Cash and cash equivalents, beginning of the period	216.5	133.4

Cash and cash equivalents, end of the period	$369.0	$216.5